American Century Strategic Asset Allocations, Inc.
        Exhibit 77O

Fund            Issuer                  Ticker  Principal Amount   Principal Amoun Trade Date
STRATAGG        Las Vegas Sands Corp    LVS      $690,476,196      $179,307.00     12/14/2004
STRATCON        Las Vegas Sands Corp    LVS      $690,476,196       $43,181.00     12/14/2004
STRATMOD        Las Vegas Sands Corp    LVS      $690,476,196       $172,782.00    12/14/2004


                 Price          Broker  Dat    Currency  Price
STRATAGG        $29.0000        GSCO    6.250%  USD     $1.813
STRATCON        $29.0000        GSCO    6.250%  USD     $1.813
STRATMOD        $29.0000        GSCO    6.250%  USD     $1.813